Exhibit 5.1

King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036-4003 www.kslaw.com
June 21, 2010
BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
Re: BioScrip, Inc. — Registration Statement on Form S-4 relating to $225,000,000 aggregate principal amount of 10¼% Senior Notes due 2015
Ladies and Gentlemen:
     We have acted as counsel to BioScrip, Inc. (the “Company”) and the subsidiary guarantors of the Company listed on Schedule A hereto (collectively the “Guarantors”), in connection with the proposed offer by the Company to exchange $225,000,000 aggregate principal amount of its 10 1/4% Senior Notes due 2015 (the “New Notes”) for all of its outstanding 10 1/4% Senior Notes due 2015 (the “Old Notes”). The Old Notes are, and the New Notes will be, unconditionally guaranteed by each of the Guarantors (the “New Guarantees”).
     In our capacity as such counsel, we have reviewed the Indenture (the “Indenture”), dated as of March 25, 2010, among the Company, the Guarantors and U.S. Bank National Association, as Trustee. We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Company and the Guarantors, and of certain officers of the Company and the Guarantors.
     Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:
     1. the New Notes have been duly authorized by the Company and, when the Company’s Registration Statement on Form S-4 (the “Registration Statement”), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the New Notes and the New Guarantees has become effective and the New Notes and the New Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture and the Registration Rights Agreement, dated as of March 25, 2010 (the “Registration Rights Agreement”), among the Company, the Guarantors and Jefferies & Company, Inc., as initial purchaser, such New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject as to the enforcement of remedies to bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally or by general principles of equity; and
     2. the New Guarantees have been duly authorized for issuance by each Guarantor and, when the Registration Statement has become effective and the New Notes and the New Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture and the Registration Rights Agreement, the New Guarantees will constitute valid and binding obligations of the respective Guarantors, enforceable against the Guarantors in accordance with their terms, subject as to the enforcement of remedies to bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally or by general principles of equity.
     In connection with our opinion above, we have assumed that at or prior to the time of delivery of the New Notes and the New Guarantees, the authorization of the New Notes and the New Guarantees will be applicable to each New Note or New Guarantee, as the case may be, will not be modified or rescinded and there will not have occurred any change in the law affecting the validity or enforceability of such New Notes or the New Guarantees. We have also assumed that the issuance and delivery of the New Notes and the New Guarantees will not, at or prior to the time of delivery of the New Notes or the New Guarantees, as the case may be, violate any applicable law or any restriction imposed by any court or governmental body having jurisdiction over the Company or any Guarantor, as the case may be.
     Insofar as this opinion relates to the guarantee by the Guarantors under their respective New Guarantees, we have assumed the adequacy of the consideration that supports the agreements of the Guarantors and the solvency and adequacy of capital of the Guarantors.
     This opinion is limited in all respects to the federal laws of the United States of America, the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. To the extent that the laws of any other jurisdiction govern any of the matters as to which we are opining herein, we have assumed that such laws are identical to the State of New York, and we express no opinion herein as to whether such assumption is reasonable or correct. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

     This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by a person or entity for any purpose without our prior written consent.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the New Notes and the New Guarantees under the caption “Legal Matters” in the Registration Statement.

Very truly yours,
/s/ King & Spalding LLP

Schedule A

Applied Health Care, LLC
BioScrip Infusion Management, LLC
BioScrip Infusion Services, Inc.
BioScrip Infusion Services, LLC
BioScrip Nursing Services, LLC
BioScrip PBM Services, LLC
BioScrip Pharmacy (NY), Inc.
BioScrip Pharmacy Services, Inc.
BioScrip Pharmacy, Inc.
Bradhurst Specialty Pharmacy, Inc.
Cedar Creek Home Health Care Agency, Inc.
Chronimed, LLC
CHS Holdings, Inc
Critical Homecare Solutions, Inc.
Deaconess Enterprises, LLC
Deaconess HomeCare, LLC
East Goshen Pharmacy, Inc.
Elk Valley Health Services, Inc.
Elk Valley Home Health Care Agency, Inc.
Elk Valley Professional Affiliates, Inc.
Gericare, Inc.
Infusion Partners of Brunswick, LLC
Infusion Partners of Melbourne, LLC
Infusion Partners, LLC
Infusion Solutions, Inc.
Knoxville Home Therapies, LLC
National Health Infusion, Inc.
Natural Living, Inc.
New England Home Therapies, Inc.
Option Health, Ltd.
Professional Home Care Services, Inc.
Regional Ambulatory Diagnostics, Inc.
Scott-Wilson, Inc.
South Mississippi Home Health, Inc.
South Mississippi Home Health, Inc. — Region I
South Mississippi Home Health, Inc. — Region II
South Mississippi Home Health, Inc. — Region III
Specialty Pharma, Inc.
Wilcox Medical, Inc.